Exhibit 23.2 – Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 31, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting of SWS Group, Inc. incorporated by reference from the Annual Report on Form 10-K for the fiscal year ended June 25, 2010 in the Registration Statement on Form S-3, as amended (File No. 333-162537, effective November 10, 2009), which are incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

December 6, 2010

Dallas, Texas